NEWS RELEASE	FOR IMMEDIATE RELEASE
	CONTACT:	T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION RAISES DIVIDEND RATE AND
  DECLARES 182nd CONSECUTIVE QUARTERLY CASH DIVIDEND

          ROANOKE, Virginia, April 22, 2004 – Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported that, at a regular meeting of the Board of Directors of the Corporation held April 20, 2004, the Board restored the dividend to the level in effect prior to a 50% reduction in November 2002 and declared the 182nd consecutive quarterly cash dividend in the amount of 10 cents per share of common stock, payable May 25, 2004, to shareholders of record May 7, 2004.

          Donald G. Smith, Chairman and Chief Executive Officer, stated:

"The dividend rate increase approved by the Board recognizes the Company's return to more historic profitability levels that existed prior to the reduction announced in 2002, due to significant improvements in the Company's operations and the business conditions in the metals industry. The Board is gratified that the previous rate can be reinstated at this time, after maintaining the dividend at the reduced level for six quarters through one the most difficult periods ever experienced in the steel industry."

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

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